AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                ON April __, 2000

                                REGISTRATION NO.



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                         FORM S-3 REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              TEKINSIGHT.COM, INC.

        (Exact name of small business issuer as specified in its charter)

          DELAWARE                       7372                    95-4228470
(State or Other Jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
      of Incorporation)        Classification Code Number)   Identification No.)

                                 STEVEN J. ROSS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              TEKINSIGHT.COM, INC.
                                5 HANOVER SQUARE
                            NEW YORK, NEW YORK 10004
                                 (212) 271-8511
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

                                PETER W. ROTHBERG
                                NIXON PEABODY LLP
                               437 Madison Avenue
                            New York, New York 10022
                            Telephone (212) 940-3000
                            Facsimile (212) 940-3111


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   As soon as practicable after this registration statement becomes effective.

                            ------------------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                       1933, check the following box. /X/

                            ------------------------


                         CALCULATION OF REGISTRATION FEE

--------------------------- ----------------------- ---------------------- --------------------- -----------------------
  Title of Each Class of    Number of Shares to       Proposed Maximum      Aggregate Offering         Amount of
Security to be Registered   be Registered            Offering Price per           Price             Registration Fee
                                                            Share

--------------------------- ----------------------- ---------------------- --------------------- -----------------------
--------------------------- ----------------------- ---------------------- --------------------- -----------------------
Common Stock, Par value        4,129,542 (1)(2)              (1)                   (1)                 $5,150(1)
$.0001 per share
--------------------------- ----------------------- ---------------------- --------------------- -----------------------

(1) This Registration Statement constitutes a post-effective amendment to registration statement file numbers 33-50426, 33-95222 and 333-31157, declared effective by the Securities and Exchange Commission on August 3, 1992, March 20, 1996 and July 11, 1997, respectively, and on which filing fees aggregating $5,150 have previously been paid.

(2) Includes 3,679,542 shares of common stock of the Registrant reserved for issuance upon exercise of various warrants and options.

------------------------

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL __, 2000

                                   PROSPECTUS

                              TEKINSIGHT.COM, INC.

                        4,129,542 SHARES OF COMMON STOCK

         This prospectus covers the sale from time to time of shares of the common stock, par value $.0001 per share, of TekInsight.Com, Inc., a Delaware corporation, by or for the account of selling stockholders. TekInsight will not receive any proceeds from the sale of these shares other than proceeds from the issuance of common stock upon the exercise of outstanding options and warrants, which funds will be added to working capital. All other proceeds will be realized by the selling stockholders. All costs, expenses and fees in connection with the registration of the shares offered by selling stockholders will be borne by TekInsight.

         The shares may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). No underwriting arrangements have been entered into by the selling stockholders. If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares as principals, any profits received by such broker-dealers on the resales of the shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. Brokerage commissions, if any, attributable to the sale of the shares will be borne by the selling stockholders. TekInsight has agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

         TekInsight's publicly traded Class A warrants are currently listed separately on the automated quotation system of The Nasdaq SmallCap Market under the symbols "TEKS" and "TEKSW," respectively. The common stock and Class A warrants are also separately listed on the Boston Stock Exchange under the symbols "TKI" and "TKI&W," respectively. On March 29, 2000, the last trading prices for the common stock and Class A warrants reported on Nasdaq were $4.0625 per share and $3.875 per Class A warrant, respectively.

         You should read this prospectus and any prospectus supplement carefully before you decide to invest. For a discussion of certain matters which should be considered by prospective investors, see "Risk Factors" commencing on page 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  THE DATE OF THIS PROSPECTUS IS April__, 2000.

                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY............................................................1

USE OF PROCEEDS..............................................................12

PLAN OF DISTRIBUTION.........................................................12

LEGAL MATTERS................................................................15

EXPERTS......................................................................15

DOCUMENTS INCORPORATED BY REFERENCE..........................................15

ABOUT THIS PROSPECTUS........................................................16

WHERE YOU CAN FIND MORE INFORMATION..........................................16

         No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by TekInsight or the selling stockholders. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer of solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer of solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         Certain of the matters discussed in or incorporated by reference in this prospectus, including documents incorporated by reference, may constitute forward-looking statements for purposes of the securities act and the Securities and Exchange Act of 1934, as amended (the "Exchange act"). Such forward-looking statements may involve risks, uncertainties and other factors that may cause the actual results and performance of the company to be materially different from future results or performance expressed or implied by such statements. Cautionary statements regarding the risks, uncertainties and other factors associated with such forward-looking statements are discussed under "risk factors" beginning on page 4 of this prospectus, such as "our quarterly financial results are subject to significant fluctuations" and "we have a limited operating history," and prospective investors are urged to carefully consider such factors.

         All written forward-looking statement attributable to the company are expressly qualified by the foregoing cautionary statements.

                               PROSPECTUS SUMMARY

         This summary highlights some information from this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. You should read the entire prospectus, including the Risk Factors, before making an investment decision.

         We are involved (i) through our operating subsidiary, Astratek, Inc., in the development of computer software products and the provision of computer network related services for the management of distributed client/server networks operating on systems such as Microsoft Windows NT and Linux, and (ii) through our subsidiary, Tadeo-E Commerce Corp., in the provision of consulting, technical and related services to clients for the development of electronic commerce businesses on the Internet, including consulting and development services for the maintenance, design and enhancement of electronic commerce Internet sites. Products and services provided by Astratek have included software solutions for systems management, Year 2000 compliance, security management and network-wide problem management and resolution.

         We have also developed a number of innovative products for automated data gathering and fault diagnostics for distributed client/server environments and the Internet. Currently, we are engaged in the research and development of products employing rich XML-based technology. Using innovative compression technology, these products are expected to deliver significant improvements in features and performance to distributed data acquisition and analysis.

         We were incorporated in Delaware on May 12, 1989 as Universal Self Care, Inc., changed our name to Tadeo Holdings, Inc. on February 2, 1998 and subsequently changed our name to TekInsight.Com, Inc. on November 30, 1999.

         On October 27, 1998 we acquired Astratek, a New York corporation, pursuant to a merger of our wholly-owned subsidiary into Astratek, with Astratek being the surviving corporation.

         On May 25, 1999, we incorporated Tadeo-E in Delaware as a wholly-owned subsidiary active in the electronic commerce industry.

         Our principal executive offices are located at 5 Hanover Square, New York, New York 10004 and our telephone number is (212) 271-8511.

ASTRATEK

         Astratek began operations in 1995, developing software and related products for Internet and intranet technology and providing consulting and professional services for several companies. It originally was formed as the Advanced Technology Consulting Group at Bankers Trust Corporation and split off from Bankers Trust and began operating independently in April 1997.

         Astratek's goal is to become a leading provider of professional services and proprietary products related to development of software tools and related services for client/server and distributed application technology environments. We are continually developing innovative solutions to address critical operational issues in distributed environments.

TADEO-E

         Tadeo-E Commerce Corp. was organized in May 1999 to develop business opportunities related to electronic commerce involving the Internet. To date, it has entered into agreements to provide consulting and development services for the design, maintenance, enhancement and operation of Internet Web sites for two public companies.

PROPOSED MERGER

         On February 29, 2000, we announced that we had entered into a definitive merger agreement with Data Systems Network Corporation, a Michigan corporation, a leading provider of enterprise services and strategic technology solutions to fortune 1000 companies and over 16 state and local government agencies. DSNC provides a wide range of services, including application development, network services, enterprise management, help desk and security services. We believe that the merger will enhance our existing Internet infrastructure and give us critical value-added sales channels for new products which we intend to bring to market.

         DSNC will be merged with and into our wholly-owned subsidiary Tadeo-E Commerce Corp. We will accomplish the merger by issuing to shareholders of DSNC common stock between $12.5 million and $18 million market value of our Series A convertible preferred stock.

         The Series A preferred stock will vote along with our common stock and will be convertible into our common stock one year after the closing of the merger. The market value and the number of shares of Series A preferred stock to be issued as merger consideration will depend on the average trading price of our common stock during the ten trading days immediately prior to the merger.

                          SUMMARY FINANCIAL INFORMATION

         The following summary financial information as of and for the years ended June 30, 1998 and 1999 for TekInsight and its subsidiaries on a consolidated basis has been derived from the audited consolidated financial statements of TekInsight. Financial information as of and for the six months ended December 31, 1999 has been derived from the unaudited consolidated financial statements of TekInsight. The audited and unaudited consolidated financial statements of TekInsight have been incorporated by reference, and the following summary financial information should be read in conjunction with those financial statements.



                                                       ---------------------------------- ----------------------------
                                                                                               Six months ended

                                                              YEAR ENDED JUNE 30,                DECEMBER 31,

                                                       ---------------------------------- ----------------------------
------------------------------------------------------ ----------------- ---------------- -------------- -------------
                                                             1999             1998            1999           1998
------------------------------------------------------ ----------------- ---------------- -------------- -------------
------------------------------------------------------ ----------------- ---------------- -------------- -------------

Revenues...........................................     $ 1,514,849        $ 997,433        $ 487,832     $ 363,594
------------------------------------------------------ ----------------- ---------------- -------------- -------------
------------------------------------------------------ ----------------- ---------------- -------------- -------------
Cost of Goods Sold.................................         700,254          248,261          209,873       183,854
------------------------------------------------------ ----------------- ---------------- -------------- -------------
------------------------------------------------------ ----------------- ---------------- -------------- -------------
Gross Profit.......................................         814,595          749,172          277,959       179,740
------------------------------------------------------ ----------------- ---------------- -------------- -------------
------------------------------------------------------ ----------------- ---------------- -------------- -------------
Total Operating Expenses...........................       3,572,862        2,354,489          502,701       926,412
------------------------------------------------------ ----------------- ---------------- -------------- -------------
------------------------------------------------------ ----------------- ---------------- -------------- -------------
Loss From Operations...............................      (2,758,267)      (1,605,317)        (224,742)     (746,672)
------------------------------------------------------ ----------------- ---------------- -------------- -------------
------------------------------------------------------ ----------------- ---------------- -------------- -------------
Gain on Marketable Securities......................       1,689,664               --               --            --
------------------------------------------------------ ----------------- ---------------- -------------- -------------

                                       2




------------------------------------------------------ ----------------- ---------------- -------------- -------------
Interest Income....................................         590,092          452,016          162,790       258,108
------------------------------------------------------ ----------------- ---------------- -------------- -------------
------------------------------------------------------ ----------------- ---------------- -------------- -------------
Loss From Continuing Operations....................        (478,511)      (1,153,301)              --            --
------------------------------------------------------ ----------------- ---------------- -------------- -------------
------------------------------------------------------ ----------------- ---------------- -------------- -------------
Total Income from Discontinued Operations                 1,491,923        3,018,589               --            --
------------------------------------------------------ ----------------- ---------------- -------------- -------------
------------------------------------------------------ ----------------- ---------------- -------------- -------------
Net Income (Loss)..................................       1,013,412        1,865,288          (61,952)     (488,564)
------------------------------------------------------ ----------------- ---------------- -------------- -------------



                                                       ----------------------------------------- ---------------------
                                                                      AT JUNE 30                    AT DECEMBER 31
                                                                      ----------                    --------------
                                                       ----------------------------------------- ---------------------
------------------------------------------------------ --------------------- ------------------- ---------------------
                                                               1999                 1998                 1999
------------------------------------------------------ --------------------- ------------------- ---------------------
------------------------------------------------------ --------------------- ------------------- ---------------------
Total Current Assets...............................       $8,219,530            $3,025,538            $ 7,225,257
------------------------------------------------------ --------------------- ------------------- ---------------------
------------------------------------------------------ --------------------- ------------------- ---------------------
Long Term Note Receivable..........................        1,528,167             6,000,000              1,490,766
------------------------------------------------------ --------------------- ------------------- ---------------------
------------------------------------------------------ --------------------- ------------------- ---------------------
Investments - Marketable Securities................        5,533,177                    --              4,333,049
------------------------------------------------------ --------------------- ------------------- ---------------------
------------------------------------------------------ --------------------- ------------------- ---------------------
Total Assets.......................................       16,487,663             9,912,512             14,428,236
------------------------------------------------------ --------------------- ------------------- ---------------------
------------------------------------------------------ --------------------- ------------------- ---------------------
Total Current Liabilities..........................        2,854,388             2,248,844              2,393,395
------------------------------------------------------ --------------------- ------------------- ---------------------
------------------------------------------------------ --------------------- ------------------- ---------------------
Long-Term Liabilities..............................           17,765               944,062                 17,675
------------------------------------------------------ --------------------- ------------------- ---------------------
------------------------------------------------------ --------------------- ------------------- ---------------------
Redeemable Preferred Stock                                        --             1,219,141                     --
------------------------------------------------------ --------------------- ------------------- ---------------------
------------------------------------------------------ --------------------- ------------------- ---------------------
Stockholders' Equity...............................       13,615,600             5,500,465             12,017,166
------------------------------------------------------ --------------------- ------------------- ---------------------

                                  THE OFFERING

Securities Offered.....................1,707,875 shares of common stock issuable upon exercise of the same number of
                                       publicly traded Class A warrants at
                                       $3.30 until December 17, 2000.

                                       450,000 shares of common stock to be
                                       sold by selling stockholders.

                                       1,971,667 shares of common stock issuable upon exercise of the same number of exercisable options and warrants held by a diverse group of holders exercisable at varying prices ranging from $1.00 per share to $2.25 per share (the "New Convertible Securities").

Risk Factors                           See "Risk Factors"

Use of Proceeds....................... Net proceeds from the exercise of the
                                       Class A warrants and the New
                                       Convertible Securities, will be used for working capital and general corporate purposes. Although TekInsight has reserved $1.4 million in connection with the results of an audit conducted on a former subsidiary by the California Controller's Office for violations of California's medical regulations, which resulted in a judgment against
                                       TekInsight in the amount of $1.3
                                       million.  TekInsight may have to pay
                                       more than the amount reserved, and, to
                                       the extent that the proceeds from the
                                       exercise of any options and warrants are sufficient, it is possible TekInsight may be obliged to use up to $1.3 million, plus accrued interest thereon, of such proceeds to pay the judgment to settle such claims. On March 29th, 2000, the last sales price on Nasdaq for a share of common stock was $4.0625.

Nasdaq Symbol..........................Common Stock:  TEKS
                                       Public Warrants:  TEKSW

Boston Stock Exchange Symbol...........Common Stock:   TKI
                                       Public Warrants:  TKI&W

                                  RISK FACTORS

         An investment in TekInsight involves material risks. Please carefully consider all of the risks described in this section and elsewhere in this prospectus. Additional risks that we are not presently aware of or that we currently consider immaterial may also adversely affect our business.

         WE MAY NOT ACHIEVE THE COST SAVINGS AND SALES INCREASES THAT WE EXPECT TO RESULT FROM THE INTEGRATION OF TEKINSIGHT AND DSNC.

         DSNC provides sales and marketing channels and experience that we do not have. However, we are not expecting significant "synergies" to result from the merger. The merger will not be successful unless DSNC can increase sales of our existing products. DSNC's success and timing in realizing increased sales depends on the quality and speed of the integration of TekInsight and DSNC. DSNC may not realize the cost savings and sales increases that it anticipates following completion of the merger as fully or as quickly as it expects:

         TEKINSIGHT WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES AS A RESULT OF THE MERGER THAT MAY PREVENT IT FROM SUCCESSFULLY INTEGRATING WITH DSNC.

         The integration of DSNC will be a complex, time consuming and expensive process and may disrupt our business. Following the merger, Tadeo-E (which we intend to call TekInsight Services, Inc.) and DSNC must operate as a combined organization using common information and communication systems, operating procedures, financial controls and human resources practices. TekInsight may encounter substantial difficulties, costs and delays involved in integrating the operations of DSNC including:

         o potential incompatibility of business cultures;

         o perceived adverse changes in business focus;

         o difficulties in integrating products and services;

         o the loss of key employees or clients; and

         o diversion of the attention of management from other ongoing business concerns.

         The integration of operations and technologies following the merger may distract management of both companies from day-to-day business, the development or acquisition of new products, services and technologies, and the pursuit of other business acquisition opportunities. Successful integration of the two companies' sales and marketing organizations will require TekInsight's sales and marketing personnel to learn about the products, services and technologies of DSNC.

         WE HAVE LOST MONEY ON OUR OPERATIONS SINCE INCEPTION, AND WE EXPECT TO LOSE MORE MONEY DURING THE NEXT SEVERAL YEARS.

         As of December 31, 1999, we had an accumulated deficit of $8,319,800 million. We may continue to incur net losses and negative cash flow during the next several years whether or not we consummate the merger. Our ability to generate profits and positive cash flow will depend in large part on our obtaining enough customers for our services and products to offset the costs of marketing and staffing our professional services business and developing the software products that we sell. To the extent that we cannot achieve operating profitability or positive cash flows from operating activities, our business will be adversely affected.

         FAILURE TO OBTAIN ADDITIONAL FUNDING WOULD LIMIT OUR ABILITY TO EXPAND OUR BUSINESS.

         Following consummation of the merger, we expect to make significant capital expenditures in the next few years in an effort to expand the number of proprietary products and professional and electronic commerce services that we develop for public sale and increase the staffs of research and development and sales and marketing personnel to further develop and increase sales of such products and services. We also expect to make expenditures in connection with the acquisition of businesses that either augment our existing or extend us into new product lines. We will need significant additional capital to complete this product and service expansion and for any additional acquisitions. We cannot assure you that we can raise sufficient capital to follow through with our plans. To the extent we cannot, our growth and prospects will be limited.

         IF WE ARE NOT ABLE TO MANAGE OUR GROWTH AND CHANGING OPERATIONS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         Our ability to grow depends in part, upon our:

         o successfully implementing our strategy;

         o valuating markets;

         o securing financing; and

         o hiring and retaining qualified personnel.

         In addition, as we increase our service and product offerings and expand our sales and marketing expenses, we will have additional demands on our customer support, sales and marketing, administrative and research and development resources. In order to manage growth and change effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we cannot effectively manage our growth and implement and improve these systems, our business and results of operations will be adversely affected.

         ACQUISITIONS AND JOINT VENTURES COULD STRAIN OUR BUSINESS AND
RESOURCES.

         If we acquire additional companies or businesses, or enter into joint ventures, we may be subject to:

         o miscalculation of the value of the acquired company or joint venture;

         o diversion of resources and management time;

         o difficulties in integration of the acquired business or joint venture with our operations;

         o relationship issues as a result of changes in management;

         o additional liabilities or obligations as a result of the acquisition or joint venture; and

         o additional financial burdens or dilution incurred with the transaction.

         Our quarterly financial results are subject to significant fluctuations.

         OUR QUARTERLY REVENUES, EXPENSES AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY DUE TO A NUMBER OF FACTORS, INCLUDING:

         o change in demand for our products;

         o size and timing of significant orders and when they are filled;

         o our ability to develop and upgrade our technology;

         o changes in our level of operating expenses and unexpected expenses;

         o our ability to compete in a highly competitive market; and

         o undetected software errors and other product quality problems.

         Our revenues for a quarter are based entirely on product orders and services contracts received during that quarter. Our expenses tend to be fixed. Consequently, because we have insignificant backlog, and cannot quickly adjust expenses, we may experience liquidity problems from time to time.

         WE DEPEND ON LIMITED SOURCES FOR OUR REVENUES.

         We have derived substantially all of our revenues since 1998 from limited sources including large financial institutions, certain independent software vendors, or ISVs, and customers entering into electronic commerce. To compete in this market, we believe that we must devote substantial resources to expanding our marketing and advertising, to continuing product development, and to diversifying. Our operating revenues have increased over the last two years but our operations have not produced net income to date. Net income has resulted solely from the sale of securities and the nonrecurring sale of our former operating business. Therefore, unless we increase sales, it is unlikely that we can achieve net income in the future.

         OUR PRODUCTS AND SERVICES ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE.

         The market for our products and services is characterized by rapid technological change, frequent new product introductions, short product life cycles, changes in customer demands and evolving industry standards. Our products and services could be quickly rendered obsolete if new products are introduced or new industry standards emerge and we fail to adapt quickly. We rely on our relationships with Microsoft and attempt to coordinate our product offerings with the future releases of its operating systems.

         We also believe that operating system software vendors, particularly Microsoft and Novell, could enhance their products to include functionality that we currently provide in our products. If these vendors include our software functionality as standard features of their operating system or other software, our products could quickly become obsolete. Even if the functionality of the standard software features of these vendors is more limited than ours, there is a substantial risk that a significant number of customers would elect to keep this limited functionality rather than purchase additional software.

         The market for the professional services and the electronic commerce services provided by our subsidiaries are fragmented and characterized by few barriers to entry. Competitors include ISVs such as IBM and Microsoft (who are also clients of ours) and consulting firms such as Andersen Consulting. Many of these companies have much greater resources than we do, making it difficult for us to compete.

         Client/server computing environments and the Internet are inherently complex and continually developing. New products and product enhancements can require long development and testing periods, which depend significantly on our ability to hire and retain or contract with increasingly scarce technically competent personnel. Our ability to provide highly technical professional services related to the Internet and LAN management are similarly constrained. Significant delays in new product releases, or in hiring the necessary technically skilled personnel, could seriously damage our business. We have, on occasion, experienced delays in scheduled introduction of new products. We cannot be certain that such delays will not occur again.

         To be successful, we must enhance existing products, develop and introduce new products, satisfy customer requirements for our products and services and achieve market acceptance. We cannot be certain that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. Further, the products, capabilities or technologies developed by others may render our products or technologies obsolete or shorten their life cycles. Similarly, we cannot be certain that we will be able to provide the right professional and electronic commerce services at the right price in the future. To the extent that we cannot do so, our business will be adversely affected.

         IF WE FAIL TO PROPERLY MANAGE OUR CHANGING OPERATIONS, OUR BUSINESS WILL SUFFER.

         We intend to expand our operations in the foreseeable future to pursue market opportunities. In order to manage growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition will be materially, adversely affected.

         LOSS OF KEY PERSONNEL WOULD ADVERSELY AFFECT US.

         Our success depends largely on the efforts of our executive officers and, most particularly, Alexander Kalpaxis, President of Astratek, a director of Tadeo-E and Chairman of the Board of TekInsight. We have an employment contract requiring Mr. Kalpaxis to continue his employment through October 2001. We do not maintain key man life insurance policies on any of our executive officers. The loss of the services of one or more of our key individuals or the failure to attract and retain additional qualified personnel could adversely affect our business.

         THERE IS NO ASSURANCE OUR INTELLECTUAL PROPERTY RIGHTS CAN BE
PROTECTED.

         We rely on a combination of trademark, trade secret, patent, and copyright law and contractual restrictions to protect our technology. These legal protections provide only limited protection. We may not be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Litigation is expensive regardless of the outcome, diverts management resources and may not be adequate to protect our business in any event. We also could be subject to claims alleging infringement by third-parties intellectual property rights. In addition, we may be required to indemnify our distribution partners and end-users for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims.

         OUR INVESTMENTS IN OTHER COMPANIES MAY NOT BE SUCCESSFUL.

         We may continue to make investments in companies with technologies, services or products that we find attractive. We may have difficulty integrating the personnel and operations, technology, services or products acquired through these acquisitions. Acquisitions can disrupt our ongoing business, distract management and other resources and make it difficult to maintain our standards, controls and procedures. We may also lose all or a part of our investment if these businesses fail.

         UNDETECTED SOFTWARE ERRORS MAY DAMAGE OUR BUSINESS REPUTATION.

         Our software products are complex and may contain certain undetected bugs or errors, particularly when first introduced or when new versions or enhancements are released. Despite testing, we cannot be certain that bugs or errors will be discovered in our products before we commence commercial shipping. Undetected bugs or errors could result in adverse publicity, loss of customer confidence, delay in market acceptance or claims against us, any of which could adversely affect our business.

         WE FACE RISK OF PRODUCT LIABILITY CLAIMS.

         Our agreements with customers typically contain provisions intended to limit liability claims. These limitations may not preclude all potential claims, however. Liability claims could require us to spend significant time and money in litigation or pay significant damages. As a result, these claims, whether or not successful, could adversely impact our business and damage our reputation.

         OUR STOCK PRICE IS VOLATILE WHICH PRESENTS AN ADDITIONAL LITIGATION
RISK.

         The market price of our common stock is sometimes volatile. Trading volume is sometimes low. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation in the event of a drop in market price. If we were the object of litigation, it could result in substantial costs and diversion of management's attention and resources.

         SECURITY BREACHES COULD EXPOSE US TO A RISK OF LOSS, LITIGATION AND POSSIBLY LIABILITY.

         Although we are not aware of any attempts by hackers to penetrate our network security, there can be no assurance that security breaches will not occur in the future. A person able to penetrate our network security could misappropriate our proprietary information or that of our clients, or cause interruptions in our operations, which may adversely effect our business. We may be required to spend significant amounts of money to protect against the threat of breaches or to alleviate problems caused by security breaches, which could be expensive. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, particularly as a means of conducting commercial transactions.

         OUR ELECTRONIC COMMERCE SERVICES BUSINESS WOULD BE ADVERSELY AFFECTED IF INTERNET SERVICE WERE INTERRUPTED DUE TO HARDWARE, SOFTWARE,
TELECOMMUNICATIONS OR OTHER BREAKDOWNS.

         Our operations may be interrupted if the computer or software owned by us, our clients or by service providers upon whom we depend (including Internet Service Providers) are damaged or prevented from operating. To the extent that we experience temporary or permanent business interruptions, whether due to a casualty or an operating malfunction, our business is adversely affected. If interruptions happen often enough, loss of customer confidence may adversely affect our business; and if such interruptions result from general Internet service deprivations, the loss of generalized confidence in Internet operability may adversely affect our business that is specifically targeted at electronic commerce.

         WE MAY BE LIABLE FOR ONLINE CONTENT PROVIDED BY THIRD PARTIES.

         The law of the Internet is uncertain and is changing. We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on web sites that we host through our subsidiaries. Claims of this type have been successfully prosecuted from time to time. Liability could be material.

         GOVERNMENT REGULATION OF INTERNET COMMUNICATIONS MAY INFLUENCE OUR BUSINESS.

         We currently are not subject to direct regulation by any governmental agency, other than regulations applicable to business generally. However, in the future we could become subject to specific industry regulation by regulatory agencies. Changes in the regulatory environment could have a material adverse impact on our business and financial condition.

         IF OUR STOCK BECOMES SUBJECT TO THE SEC'S "PENNY STOCK" RULES IT COULD BECOME MORE DIFFICULT TO BUY AND SELL OUR STOCK WHICH MAY ADVERSELY IMPACT OUR TRADING MARKET.

         Continued quotation of our common stock in The Nasdaq Small Cap Market is conditioned upon continuing to meet Nasdaq eligibility requirements. In addition, if the trading price of TekInsight common stock common stock drops below $5.00 per share, sales of common stock would be subject to Rule 15g-9 under the Securities Exchange Act of 1934, applicable to "low price stocks," which imposes additional sales practice requirements on broker-dealers making sales of low-priced stock to the public. For transactions covered by this rule, a broker-dealer must make a special suitability determination respecting each purchaser and have received each purchaser's written consent to the transaction prior to sale. If the TekInsight fails to meet the Nasdaq's eligibility requirements or the trading price of our common stock drops below $5.00 per share, the ability of holders to sell their common stock in the secondary market could be adversely affected.

         A SALE OF A SIGNIFICANT NUMBER OF OUR SHARES MAY ADVERSELY IMPACT US.

         Sales of substantial amounts of common stock (including shares issued upon the exercise of warrants or stock options and the common stock to be issued upon conversion of the shares of Series A preferred stock to be issued in the merger), or the possibility that such sales could occur, could adversely affect the market price of the common stock and could also impair our ability to raise capital through an offering of our equity securities in the future. Assuming exercise of all outstanding convertible securities, we would have 19,593,071 shares of common stock outstanding, of which 11,651,829 shares will be transferable without restriction under the Securities Act. Upon conversion to common stock of all of the shares of Series A preferred stock proposed to be issued in the merger, there will be approximately an additional 2.5 to 3.3 million shares of common stock issued and outstanding, depending on the market price of TekInsight common stock at the closing date. The remaining 7,941,242 shares of common stock to be outstanding on completion of this Offering are "restricted securities" under Rule 144 which may be publicly sold only if registered under the Securities Act or if sold pursuant to an applicable exemption. In general, under Rule 144, assuming satisfaction of other conditions, a person, including an affiliate of TekInsight, who has beneficially owned restricted securities for at least one year, is entitled to sell within any three-month period, up to the greater of 1% of the total number of outstanding shares of the same class or, since our common stock is quoted on The Nasdaq SmallCap Market the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of TekInsight for three months and who has beneficially owned the restricted securities for at least two years, is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above.

                                 USE OF PROCEEDS

         If all of the Class A warrants and New Convertible Securities being registered hereunder are exercised, TekInsight will receive net proceeds of approximately $9,000,000, after deduction of the expenses of this offering. TekInsight intends to utilize the net proceeds of the offering for working capital and general corporate purposes. If no warrants and options are exercised, TekInsight will receive no proceeds from this offering. TekInsight will not receive any proceeds from the resale by the holders of any of the Class A warrants or the New Convertible Securities. It is not possible to predict how many of the warrants and options will be exercised and the magnitude of the proceeds, if any, realizable therefrom, as they have widely varying exercise prices and some have exercise prices which are above the current market price of TekInsight's common stock.

                              PLAN OF DISTRIBUTION

         The common stock offered hereby may be sold from time to time in the over-the-counter market, through underwriters, dealers, brokers or other agents. TekInsight will receive approximately $9,000,000 if the various warrants and options, the underlying common stock of which is being registered hereunder, are exercised in their entirety; however, TekInsight will receive no proceeds from the sale of the 450,000 shares of outstanding common stock included in this prospectus.

         The common stock offered may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The selling stockholder will determine the selling price at the time of the transaction or by an agreement with its underwriters, dealers, brokers or other agents.

         The selling stockholders and, under certain circumstances, any broker-dealers that act as principals in connection with the sale of the shares as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares of common stock while acting as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made by or on behalf of the selling stockholders, to the extent required, we have been advised that the selling stockholders will comply with the prospectus delivery requirements under the Securities Act.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the selling stockholders for whom TekInsight is registering shares of common stock for resale to the public. TekInsight will not receive any of the proceeds from the sale of the shares by the selling stockholders. Beneficial ownership of the shares by such selling stockholders after this offering will depend on the number of shares sold by each selling stockholder. Assuming all of the shares of common stock being offered hereby are sold, the selling stockholders will not beneficially own any common stock in TekInsight, except as identified below.

         Damon Testaverde has been a director of TekInsight for the last three years. Brian Bookmeier has been a Director of TekInsight for the last three years, and, until his resignation February 16, 2000, had been the President and Chief Executive Officer of TekInsight for the prior three years.



----------------------------------------------- ---------------------- ----------------------- -------------------------------
                                                                          SHARES OF COMMON
                                                  SHARES OF COMMON      STOCK REGISTERED FOR
                                                 STOCK BENEFICIALLY      OFFERING WITH THIS      PERCENTAGE OF OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNED(1)               PROSPECTUS              COMMON STOCK OWNED
----------------------------------------------- ---------------------- ----------------------- -------------------------------
----------------------------------------------- ---------------------- ----------------------- --------------- ---------------
                                                                                                   BEFORE
                                                                                                  OFFERING     AFTER OFFERING
----------------------------------------------- ---------------------- ----------------------- --------------- ---------------
Estate of Fred Kassner                                2,809,455                550,040(2)           17.6%           3.4%
430 East 86th Street
New York, New York 10028
Susan Kaufman and Peter Fishbein                         50,000                 50,000(3)            *              -0-
430 East 86th Street
New York, New York 10028
Edward Buchholz                                         566,667                566,667(4)            3.5%           -0-
9122 Chatsworth Cascade
Boca Raton, FL  33434
Brian Bookmeier                                         327,867                125,000(5)            2.0%            *
19327 Augusta Drive
Livonia, MI  48152
Alan Korby                                              209,172                125,000(6)            1.3%            *
42705 Wintergreen Circle
Novi, MI  48374
Matthew Gietzen                                         209,167                125,000(7)            1.3%            *
23304 Mystic Forest
Novi, MI 48375
Robert M. Rubin                                         100,000                100,000(8)            *              -0-
25 Highland Blvd.
Dix Hills, NV  11746
Damon Testaverde                                        659,189                 50,000(9)            4.1%            3.0%
580 Oakdale Street
Staten Island, NY 13012
Heller Healthcare Finance Holdings, Inc.                600,000                600,000(10)           3.6%           -0-
c/o Heller Financial, Inc.
2 Wisconsin Circle, Fourth Floor
Chevy Chase, MD  20815
Tod Robinson                                             30,000                 30,000(11)           *              -0-
5694 Weatherstone Court
San Diego, CA 92130
Richard Hough                                           100,000                100,000(12)           *              -0-
5106 Hunting Hills Drive
Roanoke, VA 24014
----------------------------------------------- ---------------------- ----------------------- --------------- ---------------


* Less than 1%
(1) Includes any shares as to which the individual has sole or shared voting or investment power and also any shares which the individual has the right to acquire as of the date of this prospectus through the exercise of any stock option, warrant or other right, including those granted under TekInsight's 1992 Employee Stock Option Plan and 1997 Stock Option Plan for Non-Employee Directors.
(2) Includes 100,040 shares of common stock issuable upon exercise of warrants and 450,000 restricted shares which Mr. Kassner received upon exercise of warrants.
(3) Represents shares of common stock issuable upon exercise of warrants.
(4) Represents shares of common stock issuable upon exercise of options.

(5) Represents shares of common stock issuable upon exercise of options.
(6) Represents shares of common stock issuable upon exercise of options.
(7) Represents shares of common stock issuable upon exercise of options.
(8) Represents shares of common stock issuable upon exercise of warrants.
(9) Represents shares of common stock issuable upon exercise of warrants.
(10) Represents shares of common stock issuable upon exercise of warrants.
(11) Represents shares of common stock issuable upon exercise of options.
(12) Represents shares of common stock issuable upon exercise of options.

                                  LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon for TekInsight by Nixon Peabody LLP, 437 Madison Avenue, New York, New York 10022.

                                     EXPERTS

         The financial statements of TekInsight have been incorporated by reference in this prospectus from TekInsight's 1999 Annual Report on Form 10-K and have been audited by Feldman Sherb Horowitz & Co., P.C., independent auditors, as stated in their report.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We are incorporating by reference in this prospectus the following documents:

         1. Our annual report on Form 10-K for the fiscal year ended June 30, 1999.

         2. Our quarterly reports on Form 10-Q for the quarters ended

            o September 30, 1999

            o December 31, 1999

         4. Our current reports on Form 8-K dated

            o July 30, 1999

            o December 6, 1999

            o January 26, 2000

            o February 29, 2000

         5. Our definitive proxy material filed on November 17, 1999 on Schedule 14A in connection with our special meeting of stockholders which took place on November 30, 1999.

         5. The description of our common stock, par value $.0001 per share, contained in the prospectus dated December 10, 1992, forming a part of our registration statement on Form S-1 (Registration No. 33-50426) filed with the Securities and Exchange Commission pursuant to Rule 424(b) on December 14, 1992.

         We are also incorporating by reference in this prospectus all reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of securities under this prospectus. These reports and documents will be incorporated by reference in and considered to be a part of this prospectus as of the date of filing of such reports and documents.

         Any statement contained in this prospectus or in a document which is incorporated by reference herein will be modified or superseded for purposes of this prospectus to the extent that a statement in any document that we file after the date of this prospectus that also is incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

         This prospectus incorporates by reference documents which are not presented in this prospectus or delivered to you with it. You may request, and we will send to you, without charge, copies of these documents, other than exhibits to these documents, which we will send to you for a reasonable fee. Requests should be directed to Katrina Kostes, Communications Director, 5 Hanover Square, 24th Floor, New York, New York 10004; telephone number (212) 271-8511.

                              ABOUT THIS PROSPECTUS

         This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement on Form S-3, including its exhibits. If the Securities and Exchange Commission rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. The registration statement on form S-3 filed by TekInsight is available for inspection and copying at the Securities and Exchange Commission as described below.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission, including the registration statement, at the Securities Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You can also obtain copies of filed documents, at prescribed rates, by mail from the Public Reference Section of the Securities and Exchange Commission at its Judiciary Plaza location, listed above, or by telephone at 1-800-SEC-0330 or electronically through the Commission's Web Site at http://www.sec.gov.

         Our common stock is listed on The Nasdaq SmallCap Market under the symbol "TEKS," and our Securities and Exchange Commission filings can also be read and obtained at the following Nasdaq address:

                             The Nasdaq Stock Market
                                 Reports Section
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         We furnish our stockholders with annual reports containing our audited financial statements and with proxy material for our annual meetings complying with the proxy requirements of the Exchange Act.

                            ------------------------


                              TEKINSIGHT.COM, INC.

                        4,129,542 Shares of Common Stock

                              ---------------------

                                   PROSPECTUS

                              ---------------------

                                  APRIL , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses (other than selling commissions) which will be paid by TekInsight.Com, Inc. (the "Registrant") in connection with the issuance and distribution of the securities being registered. With the exception of the NASD filing fee, all amounts shown are estimates.

NASDAQ fee                                                               10,000
Boston Stock Exchange Fee.............................................   10,000
Blue sky fees and expenses (including legal and filing fees)..........   15,000*
Printing and engraving expenses.......................................   10,000*
Legal fees and expenses...............................................   30,000*
Accounting fees and expenses..........................................    5,000*
Transfer Agent fees and expenses......................................    3,000*
Miscellaneous expenses................................................    2,000*
Total                                                                   $75,000*
*   Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article Seventh of the Certificate of Incorporation of the Registrant eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such elimination of the personal liability of a director of the Registrant does not apply to (i) any breach of the director's duty of loyalty to the Registrant or its stockholders, including, but not limited to, any appropriation, in violation of his duties, of any business opportunity of the Registrant, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) actions prohibited under Section 174 of the Delaware General Corporation Law (i.e., liabilities imposed upon directors who vote for or assent to the unlawful payment of dividends, unlawful repurchases or redemption of stock, unlawful distribution of assets of the Registrant to the stockholders without the prior payment or discharge of the Registrant's debts or obligations, or unlawful making or guaranteeing of loans to directors), or (iv) any transaction from which the director derived an improper personal benefit. In addition, Article Ninth of the Registrant's Certificate of Incorporation, as amended, provides that the Registrant shall indemnify its corporate personnel, directors and officers to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 145 further provides that a corporation may indemnify a person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         Each executive officer and director of TekInsight has signed an indemnity agreement providing indemnification of such officer or director by TekInsight to the fullest extent allowed under the Delaware General Corporation Law. The indemnification agreement provides for payment by TekInsight of all expenses, judgments and other amounts required to be paid by an officer or director in connection with a proceeding or suit to which he is a party or witness or is otherwise involved by reason of the fact that he acted as an officer, employee, director and/or agent of TekInsight. TekInsight is not obligated to pay any expenses with respect to any proceeding arising out of acts or omissions for which such officer or director is prohibited by applicable law from receiving indemnification or where the attorney representing the officer or director seeking indemnification has concluded that such officer or director is not entitled to indemnification of any amounts.

         The Selling Stockholder Agreements that Selling Stockholders are being asked to sign contain, among other things, provisions whereby the Selling Stockholders agree to indemnify the Registrant, each officer and director of the Registrant who has signed the Registration Statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against any losses, liabilities, claims or damages arising out of alleged untrue statements or alleged omissions of material facts with respect to information furnished to the Registrant by Selling Stockholders for use in the Registration Statement or Prospectus. See "Undertakings."

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

A.       EXHIBITS.

NUMBER            DESCRIPTION OF EXHIBIT

3.1(a)            Amendment to Certificate of Incorporation of TekInsight. (8)

3.1(b)            Certificate of Incorporation of TekInsight. (1)

3.1(c)            Certificate of Renewal of Charter of TekInsight. (1)

3.1(d)            Certificate of Amendment of Charter of TekInsight. (3)

3.2               By-Laws of TekInsight. (3)

3.3 Certificate of designations, Preferences and relative, Participating, Optional or other special rights of Series A Redeemable Preferred Stock. (4)

3.4 Certificate of designations, Preferences and relative, Participating, Optional or other special rights of Series B Redeemable Preferred Stock. (4)

4.1(a)            Specimen Certificate of TekInsight's common stock. (2)

4.1(b)            Specimen of Redeemable common stock Purchase Warrant. (5)

5.1               Opinion of Nixon Peabody LLP

10.1 Consulting & Professional Services Agreement, dated as of August 31, 1999, between Astratek, Inc. and 4th Peripheral Technologies, Inc. (6)

10.2 Agreement between TekInsight and BusinessTalkRadio.Net, Inc., dated as of June 30, 1999. (6)

10.3 Form of Web Site Design and Consulting Agreement, dated as of June 1, 1999, by and between Azurel and E Commerce Corp. (6)

10.4 Credit Note, dated May 28, 1999 made by Azurel in favor of TekInsight (the "Credit Note"). (7)

10.5 First Allonge to Credit Note, made by Azurel in favor of Tadeo-E, dated June 1, 1999. (7)

10.6 Credit Agreement, dated May 28, 1999, by and between TekInsight and Azurel. (7)

10.7 Pledge Security Agreement, dated May 28, 1999, by and between TekInsight and Azurel. (7)

10.8 Warrants to acquire 300,000 shares of Azurel common stock, dated May 28, 1999. (7)

10.9 First Amendment to Credit Agreement, dated June 1, 1999, by and between TekInsight, Tadeo-E and Azurel. (7)

10.10 Registration Rights Agreement, dated May 28, 1999, by and between TekInsight and Azurel. (7)

10.11 Warrants to acquire 200,000 shares of Azurel common stock, dated June 1, 1999. (7)

10.12 Form of On-Line Hosting Agreement, dated as of June 30, 1999, by and between Tadeo-E and Style Site Marketing Inc. ("Style"). (7)

10.13 Web Site and Consulting Agreement, dated as of June 30, 1999, by and between Tadeo-E and Style. (7)

10.14 Security Purchase Agreement, dated June 30, 1999, by and between TekInsight, Tadeo-E and Style. (7)

10.15 Registration Rights Agreement, dated June 30, 1999, by and between Tadeo-E and Style. (7)

10.16 Pledge Security Agreement, dated June 30, 1999, by and between Tadeo-E, the Rubin Family Irrevocable Trust and Style. (6)

10.17 Amended Warrant Agreement, dated as of November 30, 1999, between TekInsight and American Stock Transfer & Trust Company. (8)

10.18 Web Site Design and Consulting Agreement, dated November 5, 1999, by and between Tadeo-E and Med-Emerg International, Inc. ("Med-Emerg").

10.19 Securities Purchase Agreement, dated November 5, 1999, between Tadeo-E and Med-Emerg.

10.20 Registration Rights Agreement, dated November 5, 1999, by and between Tadeo-E and Med-Emerg.

10.21 Letter of Intent, dated January 18, 2000, between TekInsight and Data Systems. (10)

10.22 Agreement and Plan of Merger, dated Febraury 18, 2000, among TekInsight, Tadeo-E and Data Systems. (11)

10.23 Financial Advisory and Investment Banking Agreement, dated February 15, 2000, between TekInsight and
                  EarlyBirdCapital Inc.("EarlyBird").

10.24 Warrants dated February 15, 2000 to acquire 200,000 shares of common stock of TekInsight granted to EarlyBird.

10.25 Warrants dated February 15, 2000 to acquire 100,000 shares of common stock of TekInsight granted to EarlyBird.

23.1              Consent of Feldman Sherb Horowitz & Co., P.C.

23.2              Consent of Nixon Peabody LLP. Included in Exhibit 5.1.

(1) Incorporated by reference, filed as an exhibit to the Registrant's Registration Statement on Form S-1 filed on August 3, 1992, SEC File No. 33-50426.

(2) Incorporated by reference, filed as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 filed on October 13, 1992.

(3) Incorporated by reference, filed as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 filed on November 10, 1992.

(4) Incorporated by reference, filed as an exhibit to the Registrant's Current Report on 8-K, filed on April 19, 1995.

(5) Incorporated by reference, filed as an exhibit to Amendment No. 4 to the Registrant's Registration Statement on Form S-1 filed on December 4, 1992.

(6) Incorporated by reference, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended June 30, 1999, filed on October 13, 1999.

(7) Incorporated by reference, filed as an exhibit to Registrant's Current Report on Form 8-K, filed on July 30, 1999.

(8) Incorporated by reference, filed as an exhibit to Registrant's Current Report on Form 8-K, filed on December 6, 1999.

(9) Incorporated by reference, filed as an exhibit to Form S-3 Registration Statement and Post-Effective Amendment No. 1 to form SB-2 Registration Statement on Form S-3 Registration Statement, filed on July 11, 1997.

(10) Incorporated by reference, filed as an exhibit to the Registrant's Current Report on Form 8-K, filed on January 26, 2000.

(11) Incorporated by reference, filed as an exhibit to th Registrant's Current Report on Form 8-K, filed on February 29, 2000.


B.       FINANCIAL STATEMENT SCHEDULES

         None Required.

ITEM 17.  UNDERTAKINGS.

         1. The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (1) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 of Rule 14c-3 under the Securities Exchange Act 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         5. The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has fully caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on the 5th day of April, 2000.

                                        TEKINSIGHT.COM, INC.



                                        BY:/s/Steven J. Ross
                                           -------------------------------------
                                           Steven J. Ross,
                                           President and Chief Executive Officer


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